Exhibit 3.1

[SEAL]	DEAN HELLER	Entity#
	Secretary of State	E0148982006-3
	206 North Carson Street	Document Number:
	Carson City, Nevada 89701-4299	20060130070-39
	(775) 684-5708	Date Filed:
	Website: secretaryofstate.biz	3/1/2006 2:00:02PM
In the office of
DEAN HELLER
Dean Heller
Secretary of State

Articles of Incorporation (PURSUANT TO NRS 78)

Important. Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY
1.	Name of Corporation	SNOWDON RESOURCES CORPORATION

2.	Resident Agent	The Corporation Trust Company of Nevada
Name and Street Address:	Name
(must be a Nevada address	6100 Neil Road, Suite 500	Reno	Nevada	89511
where process may be	Street Address	City	State	Zip Code
served)	None
Optional Mailing Address	City	State	Zip Code

3.	Shares:
(number of shares
corporation authorized	Number of shares	Number of shares
to issue	with par value:	200,000,000	Par value:	$0.00001	without par value:	None

4.	Name & Addresses,	1.	Elden Schorn
Of Board of	Name
Directors/Trustees:	235 Keith Road, Suite 1247	West Vancouver	BC	V7T 1L5
(attach additional page	Street Address	City	State	Zip Code
there is more than 3	2.	Terence Schorn
directors/trustees)	Name
5353 Aspen Drive	West Vancouver	BC	V7W 3E4
Street Address	City	State	Zip Code
3.	Robert M. Baker
Name
885 Pyrford Road	West Vancouver	BC	V7S 2A2
Street Address	City	State	Zip Code

5.	Purpose:	The purpose of this Corporation shall be:
(optional - see instructions)	To engage in and carry on any lawful business activities.

6.	Names, Address	Conrad C. Lysiak	CONRAD C. LYSIAK
and Signature of	Name	Signature
Incorporator.	601 West First Avenue, Suite 503	Spokane	WA	99201
(attach additional page	Address	City	State	Zip Code
there is more than 1
incorporator)

7.	Certificate of Acceptance
of Appointment of	_________________________________________	___________
Resident Agent:	Authorized Signature of R. A. or On Behalf of R. A. Company	Date

This form, must be accompanied by appropriate fees. See attached fee schedule.

SNOWDON RESOURCES CORPORATION
 ADDITIONAL ARTICLES

Section 1.     Capital Stock.

The aggregate number of shares that the Corporation will have authority to issue is Two Hundred Million (200,000,000) of which One Hundred Million (100,000,000) shares will be common stock, with a par value of $0.00001 per share, and One Hundred Million (100,000,000) shares will be preferred stock, with a par value of $0.00001 per share.

The Preferred Stock may be divided into and issued in series. The Board of Directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of Preferred Stock including but not limited to the following:

  The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

  Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

  The amount payable upon shares in the event of voluntary or involuntary liquidation;

  Sinking fund or other provisions, if any, for the redemption or purchase of shares;

  The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

  Voting powers, if any, provided that if any of the Preferred Stock or series thereof shall have voting rights, such Preferred Stock or series shall vote only on a share for share basis with the Common Stock on any matter, including but not limited to the election of directors, for which such Preferred Stock or series has such rights; and,

  Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or other class of stock junior the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any payable to holder of Preferred Stock for the current period and in the case of cumulative dividends, if any for all past periods) have been paid, are being paid or have been set aside for payments, in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors.

In the event of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the Common Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purposes of this Article.

Section 2.     Acquisition of Controlling Interest.

The Corporation elects not to be governed by NRS 78.378 to 78.3793, inclusive.

Section 3.     Combinations with Interest Stockholders.

The Corporation elects not to be governed by NRS 78.411 to 78.444, inclusive.

Section 4.     Liability.

To the fullest extent permitted by NRS 78, a director or officer of the Corporation will not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that this article will not eliminate or limit the liability of a director or officer for:

  acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or

  the payment of distributions in violation of NRS 78.300, as amended.

Any amendment or repeal of this Section 4 will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

Section 5.     Indemnification.
  Right to Indemnification.   The Corporation will indemnify to the fullest extent permitted by law any person (the "Indemnitee") made or threatened to be made a party to any threatened, pending or completed by action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorney's fees and disbursemtns) that he or she incurs in connection with such action or proceeding.

  Inurement.   The right to indemnification will inure whether or not the claim asserted is based on matters that predate the adoption of this Section 5, will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

  Non-exclusivity of Rights.   The rights to indemnification and to the advancement of expenses conferred by this Section 5 are not exclusive of any other rights that an Indemenitee may have or acquire under any statue, bylaw, agreement, vote of stockholders or disinterested directors, the Certificate of Incorporation or otherwise

  Other Sources.   The Corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at the request as a director, officer employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement or expenses from such other entity.

  Advancement of Expenses.   The Corporation will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any proceeding from which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses.